SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 29, 2003


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


Pennsylvania                           0-27102                 23-2694937
------------                           -------                 ----------
(State or other jurisdiction    (Commission File Number)      (IRS Employer
 of incorporation)                                          Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                19047-1833
-----------------------------------------------                ----------
(Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 9.   Regulation FD Disclosure

On January 29, 2003, eGames, Inc. (the "Company") issued a press release announcing its financial results for the three and six months ended December 31, 2002, as described in the press release attached as Exhibit 99.1 and incorporated herein by reference.

Item 7(c). Exhibits


Exhibit
Number                             Description
---------                          ---------------

99.1                               Press Release dated January 29, 2003


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       eGames, Inc.


                                       By:/s/ Thomas W. Murphy
                                          ------------------------------------
                                          Thomas W. Murphy, Vice President and
                                          Chief Financial Officer
Dated: January 30, 2003

                                                                EXHIBIT 99.1
At eGames, Inc.
---------------
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                         eGAMES ANNOUNCES SECOND QUARTER
                          FISCAL 2003 FINANCIAL RESULTS

Langhorne, PA - January 29, 2003 - eGames, Inc. (OTCBB: EGAM), a publisher and developer of Family Friendly(TM), value-priced consumer entertainment PC software games, today announced its financial results for the three and six months ended December 31, 2002.

Three Months Ended December 31, 2002:
-------------------------------------
For the three months ended December 31, 2002, net sales decreased by $759,000, or 28%, to $1,946,000 compared to $2,705,000 for the same quarter a year earlier. Net income was $442,000, or $0.04 per diluted share, compared to $481,000, or $0.05 per diluted share, for the same quarter a year ago. The $759,000 decrease in net sales resulted from a $1,195,000 net product sales decrease to North American non-traditional software customers, and a $62,000 decrease in net product sales to international customers, which decreases were partially offset by a $456,000 increase in net product sales to North American traditional software customers and a $42,000 increase in worldwide licensing revenues.

Six Months Ended December 31, 2002:
-----------------------------------
For the six months ended December 31, 2002, net sales decreased by $456,000, or 11%, to $3,805,000 compared to $4,261,000 for the same period a year earlier. Net income was $655,000, or $0.06 per diluted share, compared to $98,000, or $0.01 per diluted share, for the same six-month period last year. The $456,000 decrease in net sales resulted from a $1,684,000 net product sales decrease to North American non-traditional software customers, combined with a $105,000 decrease in net product sales to international customers, which decreases were partially offset by a $1,244,000 increase in net product sales to North American traditional software customers and an $89,000 increase in worldwide licensing revenues.

Financial Highlights:
---------------------
Although net sales for the current three and six month periods decreased from comparative prior year periods, net income declined by only $39,000 for the current quarter and net income increased by $557,000 for the current six month period. These financial results benefited from improvements in the Company's gross profit and operating margins, combined with reduced interest costs due to decreased bank debt, which the Company repaid on January 16, 2003. The following items represent certain key financial highlights:

     o Increased quarterly net product sales to North American traditional software customers by $456,000 or 34%,
     o  Increased quarterly worldwide licensing revenues by $42,000 or 41%,
     o  Increased quarterly gross profit margin to 62% from 49%,
     o  Decreased quarterly operating expenses by $55,000 or 7%,
     o  Increased quarterly operating margin to 23% from 19%,
     o  Decreased quarterly interest expense by $30,000 or 71%,

     o Increased stockholders' equity by more than $2.8 million compared to same period a year ago, and
     o Increased working capital by more than $2.5 million compared to same period a year earlier.

Factors contributing to the 13% gross profit margin improvement for the current quarter include cost savings, as a percentage of net sales, from:

     o  increased distribution of higher-priced PC gaming software titles,
     o lower product costs from the discontinuation of direct sales of lower margin third-party publisher software titles to drug store retailers,
     o reduced reclamation and inventory obsolescence costs resulting from the termination of direct distribution to drug store retailers, from which the Company had previously experienced excessive product return rates,
     o decreased freight costs due to a greater proportion of cost effective product shipments to a concentrated group of distribution customers, and
     o reduced low margin inventory closeout sales due to improved inventory cost recoverability.

In addition to these improvements in the gross profit margin, the Company's operating margin benefited from operating expense savings for the three and six months ended December 31, 2002 of $55,000 and $257,000, respectively. The largest operating expense cost savings were achieved in marketing promotion and customer cash discount expenses, which were partially offset by employee bonus expense accruals. These cost savings have been substantially related to the Company's strategic decision to transition its direct retail drug store distribution to a licensing relationship, and to focus the Company's business plan on serving the value conscious consumer of PC gaming software by increasing product distribution at mass-merchant, specialty and software retailers where these target consumers shop for this type of entertainment product.

Additional Net Sales Information:
--------------------------------

                                                             Three Months ended
                                                   ---------------------------------------
                                                   December 31,  December 31,   Increase
Distribution Channel                                   2002           2001     (Decrease)
-------------------------------------------------  -----------   -----------   -----------
North American traditional net product sales       $ 1,798,000   $ 1,342,000   $   456,000
North American non-traditional net product sales         1,000     1,196,000    (1,195,000)
International net product sales                          2,000        64,000       (62,000)
Worldwide licensing revenues                           145,000       103,000        42,000
-------------------------------------------------  -----------   -----------   -----------
Three Month Net Sales                              $ 1,946,000   $ 2,705,000   ($  759,000)
                                                   ===========   ===========   ===========


                                                              Six Months ended
                                                   ---------------------------------------
                                                   December 31,  December 31,   Increase
Distribution Channel                                   2002          2001      (Decrease)
-------------------------------------------------  -----------   -----------   -----------
North American traditional net product sales       $ 3,476,000   $ 2,232,000   $ 1,244,000
North American non-traditional net product sales        73,000     1,757,000    (1,684,000)
International net product sales                          5,000       110,000      (105,000)
Worldwide licensing revenues                           251,000       162,000        89,000
-------------------------------------------------  -----------   -----------   -----------
Six Month Net Sales                                $ 3,805,000   $ 4,261,000   ($  456,000)
                                                   ===========   ===========   ===========

Comments:
---------
Jerry Klein, President and CEO of eGames, stated "Our second quarter fiscal 2003 financial results represent the continuing progress of our business plan implemented more than a year ago to improve our financial condition. We have successfully aligned our limited resources to satisfy an increasing number of retail consumers through a concentrated group of cost effective distribution relationships. While doing so, we have made significant progress in strengthening our financial condition by: converting accounts receivable balances and certain slow-moving software titles into cash, reducing trade debt, eliminating bank debt as of January 16, 2003, and improving our gross profit and operating margins by controlling costs. Continuing to improve our financial strength remains the dominant objective of our focused business plan."

Mr. Klein further commented, "We accomplished several key objectives during the first six months of fiscal 2003 that should bode well for the remainder of this fiscal year, such as significantly expanding our North American retail distribution to approximately three times the number of retail facings we enjoyed at this time last year, as well as gaining distribution of certain higher-end PC software games retail priced at $19.99 or $29.99. However, we clearly understand that we must remain disciplined in our focus to serve our core customer (the value-conscious consumer) and the retailers servicing them while gradually increasing our product offering to include additional titles appealing to the game player interested in a higher-value gaming experience at an attractive price."

About the Company:
------------------
eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of Family Friendly(TM), value-priced consumer entertainment PC software games. The Company promotes the eGames(TM), Game Master Series(TM), and Outerbound(TM) brands in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. eGames - Where the "e" is for Everybody! Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.

Forward-Looking Statement Safe Harbor:
--------------------------------------
This press release contains certain forward-looking statements, including without limitation, statements regarding the Company's intention to continue to improve its financial strength; the ability of an expanded number of retail facings and the distribution of higher-end PC software games to have a positive impact on the Company's financial results for the remainder of fiscal 2003; and the Company's plan to gradually increase its product offering to include more higher-priced PC software games. The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the market acceptance and successful sell-through results for the Company's products at retail stores, particularly new titles that are priced higher than those that the Company has historically sold; the market acceptance of increased pricing of the Company's products; the amount of unsold product that is returned to the Company by retail stores; the Company's ability to accurately predict the amount of product returns that will occur and the adequacy of the reserves established for such returns; the success of the Company's distribution strategy, including its ability to enter into new distribution and direct sales relationships on commercially acceptable terms; the continued allocation of adequate shelf space for the Company's products in major retail chain stores; the Company's ability to collect outstanding accounts receivable and establish adequate reserves for uncollectible receivables; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; consumers' continued demand for value-priced software; increased competition in the value-priced software category; and various other factors, many of which are beyond the Company's control. Risks and uncertainties that may affect the Company's future results and performance also include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 filed with the Securities and Exchange Commission.